Exhibit 10.2

      SEPARATION AGREEMENT (this “Agreement”), dated as of May 10, 2004 (the “Execution Date”), among RESOLUTION PERFORMANCE PRODUCTS INC., a Delaware corporation (the “RPP Inc.”), RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware limited liability company (“RPP LLC,” and together with RPP Inc., each a “Company” and collectively, the “Companies”), and J. TRAVIS SPOEDE (the “Executive”).

     WHEREAS, pursuant to a Non-Qualified Stock Option Agreement dated as of March 7, 2001 (the “Option Agreement”), between RPP Inc. and the J. Travis Spoede Trust (Dated 03/26/99) (the “Trust”), Executive acquired, through his Trust, 700 Tranche A Options (as defined therein) and 1,400 Tranche B Options (as defined therein and collectively with the Tranche A Options, the “Options”) to purchase shares of RPP Inc.’s Common Stock (as defined therein);

     WHEREAS, pursuant to a Participation Agreement dated as of March 7, 2001 (the “Participation Agreement”), Executive acquired, through his Trust, (x) 600 shares of RPP Inc.’s Common Stock and (y) $140,000 principal amount of Notes (as defined in the Participation Agreement).

     WHEREAS, the Trust is a party to an Investor Rights Agreement dated as of November 14, 2000 (the “Investor Rights Agreement”), among RPP Inc. and holders of its Common Stock;

     WHEREAS, the Trust is a party to a Notes Registration Rights Agreement dated as of November 14, 2000 (the “Notes Registration Rights Agreement”), among RPP Inc. and holders of its Notes.

     WHEREAS, the Trust has issued to RPP LLC a Secured Promissory Note dated March 7, 2001 (the “Executive’s Note,” and collectively with the Option Agreement, the Participation Agreement, the Investor Rights Agreement and the Notes Registration Rights Agreement, the “Continuing Agreements”).

     WHEREAS, each Company, on the one hand, and the Executive, on the other hand, each desire to terminate Executive’s employment with RPP LLC on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

1. Resignation.

     1.1 Effectiveness. This Agreement will be effective as of May 10, 2004 (the “Effective Date”).

     1.2 Resignation. Executive hereby resigns as an officer and/or employee of each Company and each of its direct and indirect subsidiaries, and each Company hereby accepts such resignations on behalf of itself and such subsidiaries, in each case, effective as of the date hereof. Other than as expressly set forth herein, Executive hereby waives any and all rights and benefits to receive any payments, compensation or benefits or to serve as an officer or employee or director of each Company or any of its direct or indirect subsidiaries under any agreement, policy or arrangement.

2. Consideration.

     2.1 Severance Payments.

               (A) Executive shall be entitled to (i) receive all salary and benefits to which he is entitled up to and including May 31, 2004, including without limitation, compensation payments deferred by Executive, incentive compensation payments earned but not paid in respect of the calendar year ending December 31, 2003 in accordance with RPP LLC’s plans and policies and payment for accrued vacation days in accordance with RPP LLC’s plans and policies, (ii) continue to receive medical coverage under RPP LLC’s medical insurance plans and Employer shall continue to pay its portion of the premiums, in each case, for a period commencing on May 31, 2004 and ending on September 30, 2004, (iii) receive outplacement assistance in accordance with Employer’s arrangements with its outside placement services provider and (iv) continue coverage as required under the Consolidated Omnibus Reconciliation Act of 1985, as amended.

               (B) In consideration of the mutual covenants and agreements set forth herein, RPP LLC shall pay $125,000 in cash (the “Severance Payment”) to Executive on the Effective Date; provided, however, that (i) if Executive voluntarily resigns his employment with RPP LLC prior to the Effective Date, then the Severance Payment will not be due or payable and Executive will forfeit all rights to receive the Severance Payment and (ii) if RPP LLC terminates Executive’s employment with RPP LLC prior to the Effective Date, then the Severance Payment shall become due and payable as of such date of termination. Executive hereby acknowledges that the Severance Payment represents full satisfaction of all amounts owed to Executive by the Companies.

               (C) Executive hereby acknowledges that the Common Stock, Notes and Options held by Executive (whether through his Trust or otherwise) shall continue to be governed by the terms and provisions of the Continuing Agreements, including without limitation with respect to the repurchase, vesting and/or forfeiture thereof. Without limiting the foregoing, Executive hereby acknowledges that each Option held by Executive (whether through his Trust or otherwise) shall cease vesting as of the Effective Date and no Option which is not a

Vested Option (as defined in the Option Agreement) shall become a Vested Option thereafter.

               (D) All of the payments to be made to Executive above shall be made in accordance with Section 10.1.

3. Releases. Executive and each of his successors, assigns, heirs, executors and administrators (each an “Individual Releasor” and, collectively, the “Individual Releasors”), in consideration of the premises contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, have remised, released and forever discharged, and by this Agreement do remise, release and forever discharge each Company and its direct and indirect subsidiaries and affiliates and each of their respective directors, managers, officers, stockholders, employees, subsidiaries, affiliates, divisions and predecessors and each of their respective past and present directors, managers, officers, employees and agents and each of their respective successors, assigns, heirs, executors and administrators (each a “Company Releasee” and, collectively, the “Company Releasees”), of and from all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, bonds, bills, covenants, contracts, controversies, omissions, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever which relate to or arise out of any dealings, relationships or transactions by and between the Individual Releasors and the Company Releasees, in law (including but not limited to the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the United States Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981 and the Worker Adjustment and Retraining Notification Act), admiralty or equity (including, but not limited to, any and all claims arising out of or in any way connected to the employment relationship, or the termination thereof, between Executive and the Companies and/or any of their affiliates (excluding any obligations of the Company Releasees arising under this Agreement and each Continuing Agreement), and which any Individual Releasor has ever had, now has or which it hereafter can, will or may have, whether or not now known, for upon or by any reason of any matter, cause, causes or thing whatsoever from the beginning of the world to the Execution Date. By way of example only, and not by limitation, this release includes any claim, lawsuit or cause of action with respect to (1) any Federal, state, local, foreign or other law covering discrimination, including, without limitation, those based upon race, sex, color, religion, national origin, citizenship, age, disability status, handicapped status or veteran status, alleging discrimination against Executive during Executive’s employment or because of Executive’s termination, (2) any Federal, state, local, foreign or other law relating to notification of any plant or business closing or employee layoff, (3) any breach of any express or implied obligation, duty or contract not to discharge except for good cause, breach of any implied covenant of good faith and fair dealing or breach of any express or implied obligation, duty or contract concerning the application of any personnel policies or procedures, (4) torts, including, without limitation, intentional or negligent infliction of emotional distress, mental anguish or mental suffering, negligence, defamation, invasion of privacy, fraud, deceit, promissory estoppel or personal injury, (5) alleged retaliation relating to being offered the consideration set forth in this Agreement on the terms set forth herein and/or (6) any other theory of recovery. This Agreement will not affect Executive’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this release and waiver. This section is also not intended to and will not limit the right of a cour t to determine, in its discretion, that either Company is entitled to restitution, recoupment, or setoff of any payments made to Executive by such Company should this Agreement be found to be invalid as to the release of claims under the Age Discrimination in Employment Act.

4. Knowing and Voluntary Waiver; Right to Consider and Revoke.

     4.1 Execution of this Agreement. Executive acknowledges that he has been given a period of up to twenty-one (21) days to review and consider whether to sign and return an acknowledgment copy of this Agreement to acknowledge his understanding of and agreement with the foregoing. After such opportunity, Executive has executed and delivered this Agreement on or prior to the date indicated in the first paragraph of this Agreement, which is at least seven days prior to the time that the sections referred to in Section 1.1 shall have become effective.

     4.2 Revocation. During the seven-day period immediately following the time that Executive executes and delivers this Agreement, Executive may revoke his agreement to accept the terms hereof by indicating in writing to each Company his intention to revoke. If Executive revokes this Agreement pursuant to this Section 4, then Sections 1.2, 2, 3, 5 and 6 will be ineffective and null and void. In such case, Executive will not be entitled to receive any of the payments or benefits offered to him under such sections.

     4.3 Consultation with Counsel. Executive acknowledges that he has consulted with an attorney prior to signing this Agreement.

5. Consulting Agreement.

     5.1 Services. Executive shall have the opportunity but not the obligation to provide consulting services to the Companies as set forth on Schedule I hereto, and other consulting services reasonably related to the foregoing, during the period beginning on June 1, 2004 and ending on June 30, 2005 (the “Consulting End Date”) as may be requested by the Companies. Executive may provide consulting services, to the extent requested by the Companies in their sole discretion, without regard for any minimum obligation on the part of either party. Executive shall, to the extent Executive agrees to perform consulting services, perform all services requested under this section as an independent contractor to the Companies and not as an employee, agent or representative of the Companies.

     5.2 Fees. The Companies shall pay to Executive a consulting fee which will be mutually agreed to for each day of consulting services performed by Executive at the request of the Companies, which fee shall be payable in accordance with the Companies’ regular practices for the payment of fees to outside consultants. In conformity with Executive’s independent contractor status and without limiting any of the foregoing, Executive understands that no deduction or withholding for taxes or contributions of any kind shall be made by the Companies. Executive agrees to accept exclusive liability for the payment of all taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Executive, if any, and to reimburse and indemnify the Companies for any such taxes or contributions or penalties which the Companies may be compelled to pay. Executive also agrees to take all action and comply with all applicable administrative regulations necessary for the payment by Executive of such taxes and contributions.

6. Noncompetition, Nonsolicitation, Noninterference, Nondisparagement; No Injurious Acts.

     6.1 Non-Compete. In consideration for the payments to be made to Executive pursuant to Section 2 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive agrees that during the Non-Compete Period (as defined below) he will not, without each Company’s prior written consent, directly or indirectly, own, manage, control, participate in, consult with, render services for, whether as an agent, consultant, advisor, representative, stockholder, partner or joint venturer, or in any manner engage in the Business within any Restricted Territory (as defined below). As used in this Agreement, the term “Restricted Territory” means any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality being expressly incorporated by reference herein), or any other place in the world where either Company, or its direct or indirect subsidiaries, affiliates, successors, or assigns engages in the business of producing, manufacturing, marketing, selling, or distributing chemicals similar to those manufactured by the Company as defined in the Form 10-K filed on March 16, 2004 (the “Business”) or purchased in significant quantities by the Company as of that date, including, but limited to, the following Companies: Pacific Epoxy Polymers, ExxonMobil, Bakelite, DSM and Eastman. As used in this Agreement, the term “Non-Compete Period” means the period beginning on the date hereof and ending on the anniversary of the Effective Date.

     6.2 Non-Solicitation. During the Non-Compete Period, Executive will not, directly or indirectly through another person, (i) solicit any employee of the Companies or any of their direct or indirect subsidiaries to leave the employ of the Companies or such subsidiary, or in any way interfere with the relationship between the Companies and such subsidiary, on the one hand, and any employee thereof, on the other hand, (ii) hire any individual who was an employee of the Companies or any of their direct or indirect subsidiaries at any time from and after the date hereof, or (iii) solicit any brokers that are registered with the Companies or any of their direct or indirect subsidiaries.

     6.3 Non-Interference. During the Non-Compete Period, the Executive will not, directly, or indirectly through another person, induce or attempt to induce any broker, representative, customer, supplier, consultant, lender, licensee or other business relation of either Company or any of its direct or indirect subsidiaries to cease doing business with either Company or any such subsidiary, or in any way interfere with the relationship between any such person, on the one hand, and either Company or any such subsidiary, on the other hand.

     6.4 Non-Disparagement; No Injurious Acts.

               (A) From and after the date hereof, Executive will not, directly, or indirectly through another person, make any statement that in any way disparages any Company Releasee (as defined herein).

               (B) From and after the date hereof, neither Company will, directly, or indirectly through another person (including any of its direct or indirect subsidiaries), make any statement that in any way disparages any Executive Releasee.

               (C) From and after the date hereof, Executive will not, directly, or indirectly through another person, take any action that is reasonably likely to cause injury to the relationship between either Company and any of its direct or indirect subsidiaries or affiliates, on the one hand, and any lessor, lessee, source of financing, vendor, supplier, customer, distributor, director, officer, employee, consultant, lawyer, accountant, advisor, agent, shareholder, member or partner or any other business relation or potential business relation of either Company or such subsidiaries, on the other hand.

     6.5 Severability. Executive acknowledges and agrees that the provisions of Sections 6.1, 6.2, 6.3 and 6.4 (collectively, the “Restrictive Covenants”) are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of such Restrictive Covenant will not thereby be affected and will be given full force and effect without regard to the invalid portions.

     6.6 Modification by Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court will have the power to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties hereto that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision will then be enforceable.

7. Cooperation. Notwithstanding Section 5 hereof, Executive agrees to cooperate with and make himself readily available to each Company and its subsidiaries and/or their officers, directors, managers and general counsel, as either Company may reasonably request, to provide consulting or other assistance in any matter, including giving truthful testimony in any litigation or potential litigation and assisting in preparing any report required to be filed by either Company or any of their subsidiaries with the Securities Exchange Commission, over which Executive may have knowledge, information or expertise as a result of Executive’s previous employment or consulting services. The Companies agree to reimburse Executive for any reasonable and necessary out-of-pocket expenses incurred by him in connection with this Section 7.

8. Covenants.

     8.1 Companies. The Companies agree to use their commercially reasonable efforts to have Executive removed as an identified responsible individual on each of the Company’s applicable governmental licenses at the time such license is renewed by such Company.

     8.2 Executive. Executive agrees to pay all taxes arising from or relating to the transactions contemplated by this Agreement when due and payable.

9. Confidential Information.

     9.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

               (A) “Confidential Information” shall mean any and all information, whether written or oral, which is furnished, whether before or after the date hereof, by either Company or any of their direct and indirect subsidiaries and affiliates to the Executive or by any third party who provides such information to the Executive in his capacity as a Representative of the Companies or any of their direct and indirect subsidiaries and affiliates, including, without limitation, Intellectual Property Rights (as hereinafter defined), ideas (whether or not protectable under trade secret laws), trade secrets or proprietary or confidential information respecting inventions, products, product plans, designs, drawings, sketches, methods, research, technology, systems, models, samples, source codes, object code, methodologies, contractual arrangements, characters, processes, works of authorship, systems, data, computer programs, know-how, techniques, marketing and advertising methods, financial information, accounting procedures, projections, forecasts, strategies, budgets, plans, projections, notes, memoranda, reports, lists, records specifications, data, documentation, proposals in whatever form, personnel histories, lists of actual or potential investors, lists of business development contacts, tangible or intangible or other materials or information of any nature relating to any matter within the scope of the Companies’ or their direct and indirect subsidiaries’ and affiliates’ business, including improvements, developments, and changes thereto, as well as any extracts, analyses, compilations, databases, studies, summaries, reviews, correspondence or other materials prepared by or on behalf of the Companies or any of their direct and indirect subsidiaries and affiliates or prepared by the Executive or any Representative of the Companies or any of their direct and indirect subsidiaries and affiliates which contain, are based on or are derived in any way from any such information; provided, however, that Confidential Information shall not include any information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Executive in violation of this Agreement or (B) was known to the Executive on a nonconfidential basis prior to the disclosure or development of such information by the Companies or their direct and indirect subsidiaries and affiliates, or their respective Representatives, provided that the Executive can evidence his prior knowledge by appropriate documentation.

               (B) “Intellectual Property Rights” shall mean all industrial and intellectual property rights (whether patentable or unpatentable), including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications or registrations, databases, algorithms, computer programs and other software, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, world wide web/internet domain names or world wide web/internet uniform resource locators, inventions, trade dress, logos, design and all documentation and media constituting, describing or relating to the above.

               (C) “Person” shall be construed broadly and shall include any individual, corporation, partnership, limited liability company, organization, association or other entity, including, without limitation, any foreign or domestic government (whether federal, regional, state or local) or any agency, authority, department, subdivision or instrumentality thereof.

               (D) “Representative” shall mean, with respect to any Person, the employees, officers, directors, stockholders, partners, affiliates, controlling persons, advisors, consultants, counsel, accountants and other agents of such Person.

     9.2 Disclosure of Confidential Information. The Executive will not, without the prior written consent of the Companies (except to the extent required by applicable law, regulation or legal process, and then only after compliance with the provisions of Section 9.4 below), release, publish, reveal or disclose in any manner, whether directly or indirectly, to any Person (i) any

Confidential Information of the Companies or any of their direct and indirect subsidiaries and affiliates or (ii) the fact that such Confidential Information exists or has been made available to the Executive, other than as may be required in the ordinary course of performing Executive’s duties to the Companies or any of their direct and indirect subsidiaries and affiliates in a manner which the Executive reasonably believes is in the best interest of the Companies.

     9.3 Use of Confidential Information.

               (A) The Executive agrees that he will use all Confidential Information solely for the purpose of fulfilling his obligations and responsibilities to the Companies hereunder and will not use any such Confidential Information for any other purpose whatsoever, whether or not for the Executive’s own benefit or to the detriment of or in competition with the Companies or any of their direct and indirect subsidiaries and affiliates. The Executive shall not use, or permit any other Person (other than the Companies or their Representatives) to use any Confidential Information.

               (B) The Executive further agrees not to compete with or induce or assist other Persons in competing with the interests and objectives of the Companies and their direct and indirect subsidiaries and affiliates in respect of any matters arising out of or connected, whether directly or indirectly, to the Confidential Information.

     9.4 Legal Requirement to Disclose Confidential Information. In the event that the Executive is required by applicable law, regulation or legal process to disclose any Confidential Information, the Executive will, prior to such disclosure, promptly notify the Companies in writing to enable the Companies to seek a protective order or other appropriate remedy, and will use his best efforts to assist the Companies in obtaining such protective order or other appropriate remedy. In the event that no protective order or other appropriate remedy can be obtained, the Executive will furnish only that portion of the Confidential Information which is required to be disclosed and will use his best efforts to obtain reasonable assurance that the Confidential Information so disclosed will be accorded confidential treatment.

     9.5 Ownership. Any Confidential Information received by the Executive will remain the property of the Companies or their direct or indirect subsidiary or affiliate (as applicable). Upon written request, the Executive shall return to the Companies all Confidential Information provided to the Executive, including all extracts, analyses, compilations, databases, studies, summaries, reviews, correspondence and other materials prepared by the Executive based upon the Confidential Information. The parties acknowledge and agree all work done or prepared by the Executive relating in any way to the services provided hereunder is property of the Companies and the Executive hereby assigns any and all rights therein to the Companies.

     9.6 Computer Systems. The Executive acknowledges that the Companies have a critical business interest in maintaining complete control and access to its various computer systems. In view of this interest, the Executive understands that he will have no right to privacy as to any personal information which he inputs or otherwise causes to become part of the computer system. The Companies shall be entitled (in the exercise of their sole discretion) to delete, erase and/or destroy any and all such information which may be so input or cause to become part of the Companies’ various computer systems.

     9.7 Third Party Information. To the extent the Executive receives any confidential information or trade secrets of any third party which is provided to either Company on the condition that such Company shall treat such information confidentially, then the Executive shall safeguard such confidential information and trade secrets in a manner consistent with such Company’s obligations to such third party, but in any event shall safeguard the confidentiality of such information in a manner no less favorable than he is obligated to protect such Company’s Confidential Information.

     9.8 Termination of Executive. In the event of the termination of the Executive’s relationship with the Companies for any reason, the Executive agrees not to take with him any documents or data of any description or any reproduction of any description containing or pertaining to any Confidential Information. Nothing in this Section 9 is intended to create an obligation for the Companies or any other Person to continue this contractual relationship with the Executive. This Section 9 shall survive the termination of the Executive’s relationship with the Companies, regardless of the reason for such termination.

     9.9 Intellectual Property Rights.

               (A) The Executive agrees that all Intellectual Property Rights which are conceived, discovered, developed, reduced to practice, or made by the Executive (whether or not during usual business hours, whether or not alone or in conjunction with any other person, whether or not resulting from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Companies or whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) during the Term which (A) relate to the Companies’ actual or anticipated business, research and development or existing or future products or services, (B) result from any work performed for the Companies or (C) result from any use of the premises, property or Confidential Information of the Companies (including those conceived, developed or made prior to the date of this Agreement), together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing (all of which are collectively referred to herein as, the “Work Product”) and the benefits thereof shall immediately become the sole and absolute property of the Companies or their assigns. The Executive will promptly disclose such Work Product to the Companies (or any persons designated by them) and hereby assigns any rights he may have or acquire in the Work Product and benefits and/or rights resulting therefrom to the Companies and their assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Companies. The Executive recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

               (B) To the extent any of the rights, title and interest in and to the Work Product cannot be assigned by the Executive to the Companies, the Executive hereby grants to the Companies an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicenses) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Work Product can be neither assigned nor licensed by the Executive to the Companies, the Executive hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against the Companies or any of their successors in interest to such non-assignable and non-licensable rights. The Executive hereby grants to the Companies or their designee a royalty free, irrevocable, worldwide license with rights to sublicense through multiple tiers of sublicenses) to practice all applicable patent, copyright, moral right, mask work, trade secret and other Intellectual Property Rights relating to any Intellectual Property Rights developed by the Executive prior to the date of this Agreement, or to which the Executive has legal right to use, which he incorporates, or permits to be incorporated, in any Work Product. Notwithstanding the foregoing, the Executive agrees that he will not incorporate, or permit to be incorporated, any Intellectual Property developed by the Executive or to which the Executive developed prior to the date of this Agreement, or to which the Executive has legal right to use, without the Companies’ prior written consent.

               (C) The Executive agrees to perform, on after the Effective Date, all acts deemed necessary or desirable by the Companies to permit and assist the Companies, at the expense of the Companies, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Work Product assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, the Companies or under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Work Product.

     9.10 In the event the Companies are unable, after reasonable effort, to secure the Executive’s signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Companies and their duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters, patent, copyright and other analogous protection thereon with the same legal force and effect as if executed by the Executive.

10. Miscellaneous.

     10.1 Payments. Any payments pursuant to this Agreement will be reduced by all amounts required by law, rule or regulation to be withheld in respect of federal, state, local and other taxes and, to the extent not so withheld, Executive agrees to pay to the Companies an amount equal to any such withholding amount plus any related interest and/or penalties.

     10.2 Notices. All notices, demands or consents required or permitted under this Agreement will be in writing and will be delivered personally, sent by nationally recognized air courier, telecopy, electronic mail (if an electronic mail address is set forth below), mail (postage prepaid), registered or certified mail, to the respective parties at:

in the case of Executive,
J. Travis Spoede
P.O. Box 69
Montgomery, Texas 77356

in the case of either RPP Inc. or RPP LLC, to it at:
1600 Smith Street
24th Floor
Houston, Texas 77002
Facsimile: (817) 375-2304
Attention: General Counsel
Electronic Mail: mark.antonvich@resins.com

with a copy to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, New York 10036
Facsimile: (212) 408-2420
Attention: Adam Weinstein, Esq.
Electronic Mail: aweinstein@omm.com

or to such other address as a party will have given to the other parties. Any such notice or other communication will be deemed effective upon the earliest to occur of (i) actual delivery, (ii) transmission by electronic mail or facsimile if such transmission is on a business day and, if such transmission is not on a business day, the first business day following such transmission, (iii) one business day after shipment by air courier as aforesaid, or (iv) three business days after mailing as aforesaid; provided, however, that notice by electronic mail or facsimile shall only be valid if, in addition to such notice, notice is also sent on the same day via air courier or mail in accordance with the provisions above.

     10.3 Governing Law; Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles thereof which might refer such interpretations to the laws of a different state or jurisdiction. Process in any action or proceeding referred to in the proceeding sense may be served upon any party anywhere in the world. In the event of any dispute relating to the terms of this Agreement, a court will be entitled to award reasonable attorneys’ fees to the party in whose favor a judgment is rendered. Such attorneys’ fees will be payable if and when such judgment becomes final and non-appealable.

     10.4 No Claim Filed And No Assignment Of Claims. Each party represents and warrants that neither it nor any of its representatives has filed, or will file, any complaints, charges or lawsuits with any court or government agency (or arbitration forum) arising out of or relating to any claims being released by such party in this Agreement. Executive further represents and warrants that neither he nor any of his representatives has assigned or transferred, or will assign or transfer, to any other person other than the Companies any of the released matters set forth in this Agreement, and that it will defend, indemnify and hold harmless the Company Releasees from and against any claim (including, without limitation, the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

     10.5 Assignment. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of each Company, but neither this Agreement nor any rights or benefits hereunder will be assignable or otherwise subject to hypothecation by Executive.

     10.6 Binding Agreement. This Agreement will be binding upon and will inure to the benefit of the affiliates, officers, employees, agents, successors and assigns of the parties hereto.

     10.7 Separability; Enforcement. If any provision of this Agreement will be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability will not affect the remaining provisions hereof, which will remain in full-force and effect. Executive and the Companies agree that the covenants contained in this Agreement are reasonable covenants under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any provision of such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify such provision or provisions of such covenant and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Agreement would irreparably injure the Companies. Accordingly, each Company or any of its affiliates may, in addition to pursuing any other remedies they may have in law (including, without limitation, collecting damages) or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Agreement by Executive.

     10.8 Survival. The respective rights and obligations of the parties hereunder will survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 10.8 are in addition to the survivorship provisions of any other section of this Agreement.

     10.9 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts, each of which such counterpart will be deemed to be an original instrument, but all of which together will constitute one agreement.

     10.10 Entire Agreement. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof and replace and supercede any prior agreements relating to the subject matter hereof and thereof.

* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to become effective as of the date indicated above.

RESOLUTION PERFORMANCE PRODUCTS INC.

By:	/s/ Marvin O. Schlanger

Name: Marvin O. Schlanger
Title: Chief Executive Officer

RESOLUTION PERFORMANCE PRODUCTS LLC

By:	/s/ Marvin O. Schlanger

Name: Marvin O. Schlanger
Title: Chief Executive Officer

/s/ J. Travis Spoede

J. TRAVIS SPOEDE
Date: May 10, 2004

ACKNOWLEDGEMENT

     I acknowledge and represent to each of RESOLUTION PERFORMANCE PRODUCTS INC. and RESOLUTION PERFORMANCE PRODUCTS LLC and each of their affiliates that I have had an opportunity to consult with attorneys and other advisers of my choosing regarding this Separation Agreement, that I have reviewed all of the terms of this Separation Agreement and that I fully understand all of its provisions, including, without limitation, the general release and waiver set forth in the Separation Agreement. As my free and voluntary act, by signing below, I am agreeing to all of the terms of this Separation Agreement and I intend to be legally bound thereby.

/s/ J. Travis Spoede

J. TRAVIS SPOEDE
Date: May 10, 2004